July 18, 1997

Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.  20549

Dear Sirs/Madams:

We have read and agree with the comments in the first two paragraphs of Item 4(a) of Form 8-K/A (No. 1) of Kinnard Investments, Inc. dated June 30, 1997. We have no basis for agreeing or disagreeing with the third paragraph of Item 4(a) or with Item 4(b). This letter only relates to the Form 8-K/A (No. 1) dated June 30, 1997, and not to the previously filed 8-K dated June 30, 1997 given that the Form 8-K/A (No. 1) supersedes the previously filed Form 8-K.

Yours truly,

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP